Exhibit 1.2

Linda Cox

Company Secretary

Telecom Networks House, 68 Jervois Quay, P O Box 570, Wellington, New Zealand

Telephone (04) 498 9059 • Fax: (64 4) 498 9176 Mobile 027 4475 537

e-mail linda.cox@telecom.co.nz

13 June 2003

Market Information Services Section

New Zealand Stock Exchange

PO Box 2959

Wellington

NOTIFICATION OF ALLOTMENT OF SECURITIES

For the purposes of Listing Rule 7.12.1 of the New Zealand Stock Exchange Listing Rules, Telecom Corporation of New Zealand Limited advises the following securities have been issued pursuant to the Telecom Share Option Scheme and Dividend Reinvestment Plan:

a)	Class of Security	Ordinary Shares
	ISIN	NZTELE0001S4
b)	Number Issued	8,060,757
c)	Issue Price	$4.9553
d)	Payment Terms	Cash
e)	Amount paid up	In full
f)	Percentage of total class issued	0.42486%
g)	Reason for issue	Dividend Reinvestment Plan
h)	Authority for issue	Dividend Reinvestment Plan
i)	Terms of issue	The shares rank pari passu with the existing ordinary shares
j)	Number of securities in existence after the issue	1,905,319,252
l)	Date of Issue	13 June 2003

Yours faithfully

Linda Cox

Company Secretary